Supplement dated May 17, 2023	Filed Pursuant to Rule 424(b)(3)
To the pricing supplement dated February 10, 2023	Registration Statement No. 333-265158
(To the prospectus dated May 23, 2022,
the prospectus supplement dated June 27, 2022
and the underlying supplement dated June 27, 2022)

Global Medium-Term Notes, Series A

Lookback Capped GEARS Linked to the S&P 500® Index due February 13, 2025

This document supplements the pricing supplement dated February 10, 2023 relating to Lookback Capped GEARS Linked to the S&P 500® Index due February 13, 2025 (CUSIP: 06748F779; ISIN: US06748F7794), the Initial Underlying Level, to which the Final Underlying Level will be compared to determine the payment at maturity on the Securities, is the lowest Closing Level of the Underlying during the Lookback Observation Period. The lowest Closing Level of the Underlying during the Lookback Observation Period occurred on March 13, 2023, and the Closing Level of the Underlying on that date was 3,855.76. Accordingly, the Initial Underlying Level is 3,855.76.

You should read this document together with the pricing supplement dated February 10, 2023 relating to the Securities and the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which the Securities are a part, and the underlying supplement dated June 27, 2022. Capitalized terms used but not defined in this document have the meanings set forth in the accompanying pricing supplement.

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Key Risks” beginning on page PS-7 of the pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this supplement or the pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing supplement dated February 10, 2023: http://www.sec.gov/Archives/edgar/data/312070/000095010323002301/dp188843_424b2-4762ubs.htm

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refers to Barclays Bank PLC.